REGULATORY AND LITIGATION MATTERS

As part of various investigations by a
number of federal,
state, and foreign regulators and
governmental
entities, including the Securities and
Exchange
Commission ("SEC"), relating to certain
practices in the mutual fund industry,
including late
trading, market timing and marketing
support
payments to securities dealers who sell
fund shares
("marketing support"), Franklin Resources,
Inc. and certain of its subsidiaries
(collectively, the
"Company"), entered into settlements with certain of those regulators and governmental entities.
Specifically, the Company entered into
settlements
with the SEC, among others, concerning
market timing
and marketing support.

On June 23, 2006, the SEC approved the
proposed plan of
distribution for the marketing support
settlement, and disbursement of the
settlement monies to
the designated funds, in accordance
with the terms and conditions of that
settlement and plan,
was completed in September 2006.
The Trust did not participate in that
settlement.

On June 6, 2007, the SEC posted for public comment the proposed plan of distribution for the market timing settlement. Following the public comment period, and once the SEC approves the final plan of distribution, disbursements of settlement monies will be made promptly to individuals who were shareholders of the designated funds during the relevant period, in accordance with the terms and conditions of the settlement and plan.

In addition, the Company, as well as most of the mutual funds within Franklin Templeton
Investments and certain current or former officers,
Company directors, fund directors, and
employees, have been named in private
lawsuits (styled as
shareholder class actions, or as
derivative actions on behalf of either the named funds or
Franklin Resources, Inc.). The
lawsuits relate to the industry practices referenced above, as well as to allegedly excessive commissions and advisory and distribution fees.

The Company and fund management believe
that the
claims made in each of the private
lawsuits
referenced above are without merit and
intend to defend
against them vigorously. The Company
cannot predict with certainty the eventual outcome of these lawsuits, nor whether they will have a material negative impact on the Company.
If it is
determined that the Company bears
responsibility
for any unlawful or inappropriate conduct that caused losses to the Trust, it is committed to making the Trust or its shareholders whole, as appropriate.